                                                                   Exhibit 10.23


                           PURCHASE AND SALE AGREEMENT

                                     BETWEEN

                            PRIME HOSPITALITY CORP.,
                                   as Seller,

                                       and

                         EQUITY INNS PARTNERSHIP, L.P.,
                                  as Purchaser



                               September 22, 1997

                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
SECTION 1. DEFINITIONS............................................................................................1

   1.2.  Agreement................................................................................................1
   1.3.  Allocable Purchase Price.................................................................................1
   1.4.  Assets ..................................................................................................2
   1.5.  Business Day.............................................................................................2
   1.6.  Closing .................................................................................................2
   1.7.  Closing Date.............................................................................................2
   1.8.  Code ....................................................................................................2
   1.9.  Contracts................................................................................................2
   1.10. Counter-Offer............................................................................................2
   1.11. Defective Property.......................................................................................2
   1.12. Deposit..................................................................................................2
   1.13. Documents................................................................................................2
   1.14. Encumbrance..............................................................................................2
   1.15. Escrow Agent.............................................................................................2
   1.16. Escrow Agreement.........................................................................................2
   1.17. FF&E ....................................................................................................3
   1.18. First Offer Hotels.......................................................................................3
   1.19. First Offer Response Period..............................................................................3
   1.20. Hotel ...................................................................................................3
   1.21. Improvements.............................................................................................3
   1.22. Intangible Property......................................................................................3
   1.23. Inventory................................................................................................3
   1.24. Lease ...................................................................................................3
   1.25. LP Agreement.............................................................................................4
   1.26. LP Units.................................................................................................4
   1.27. Option Hotels............................................................................................4
   1.28. Option Response Period...................................................................................4
   1.29. Notice of Sale...........................................................................................4
   1.30. Offer Period.............................................................................................4
   1.31. Option Period............................................................................................4
   1.32. Permitted Encumbrances...................................................................................4
   1.33. Properties...............................................................................................4
   1.34. Purchase Price...........................................................................................4
   1.35. Purchaser................................................................................................4
   1.36. Real Property............................................................................................4
   1.37. Registration Rights Agreement............................................................................5
   1.38. REIT ....................................................................................................5
   1.39. Review Period............................................................................................5
   1.40. Seller ..................................................................................................5
   1.41. Seller Group.............................................................................................5
   1.42. Seller's knowledge.......................................................................................5
   1.43. Surveys..................................................................................................5
   1.44. Tenant ..................................................................................................5
   1.45. Title Commitments........................................................................................5
   1.46. Title Company............................................................................................5

                                      (i)

SECTION 2. PURCHASE AND SALE; DILIGENCE...........................................................................5

   2.1. Purchase and Sale.........................................................................................5
   2.2. Deposit...................................................................................................5
   2.3. Diligence Inspections.....................................................................................6
   2.4. Casualty; Condemnation....................................................................................7
   2.5. Title Matters.............................................................................................8
   2.6. Survey Matters............................................................................................9
   2.7. Tax Free Exchange........................................................................................10
   2.8. Allocations; Radius Restrictions.........................................................................10

SECTION 3. CLOSING; PURCHASE PRICE...............................................................................10

   3.1. Closing .................................................................................................10
   3.2. Purchase Price...........................................................................................10

SECTION 4. CONDITIONS TO PURCHASER'S OBLIGATION TO CLOSE.........................................................12

   4.1. Closing Documents........................................................................................12
   4.2. Condition of Properties..................................................................................13
   4.3. Title Policies...........................................................................................14
   4.4. Opinions of Counsel......................................................................................14
   4.5. No PIP Requirement at Closing............................................................................14
   4.6. Representations..........................................................................................14

SECTION 5. CONDITIONS TO SELLER'S OBLIGATION TO CLOSE............................................................14

   5.1. Purchase Price...........................................................................................14
   5.2. Closing Documents........................................................................................14
   5.3. Opinion of Counsel.......................................................................................15
   5.4. Representations..........................................................................................15
   5.5. Amendment to LP Agreement................................................................................15

SECTION 6. REPRESENTATIONS AND WARRANTIES OF SELLER..............................................................15

   6.1. Status and Authority of Seller...........................................................................15
   6.2. Action of Seller.........................................................................................15
   6.3. No Violations of Agreements..............................................................................15
   6.4. Litigation...............................................................................................16
   6.5. Existing Leases, Agreements, Etc.........................................................................16
   6.6. Utilities, Etc...........................................................................................16
   6.7. Compliance With Law......................................................................................16
   6.8. Taxes ...................................................................................................17
   6.9. Not A Foreign Person.....................................................................................17
   6.10. Hazardous Substances....................................................................................17
   6.11. Insurance...............................................................................................17
   6.12. Ownership...............................................................................................17

SECTION 7. REPRESENTATIONS AND WARRANTIES OF PURCHASER...........................................................18

   7.1. Status and Authority of Purchaser........................................................................18
   7.2. Action of Purchaser......................................................................................18
   7.3. No Violations of Agreements..............................................................................19
   7.4. Litigation...............................................................................................19

                                      (ii)

   7.5. No Conflicts.............................................................................................19
   7.6. REIT Status, Organization................................................................................19
   7.7. REIT Filings.............................................................................................19

SECTION 8. COVENANTS OF SELLER AND PURCHASER.....................................................................20

   8.1. Covenants of Seller......................................................................................20
   8.2. Covenants of Purchaser...................................................................................20

SECTION 9. CLOSING COSTS.........................................................................................20

   9.1. Closing Costs............................................................................................20

SECTION 10. DEFAULT .............................................................................................21

   10.1. Default by Seller.......................................................................................21
   10.2. Default by Purchaser....................................................................................21

SECTION 11. RIGHT OF FIRST OFFER; COMMITMENT TO SELL.............................................................21

   11.1. Right of First Offer....................................................................................21
   11.2. Commitment to Sell......................................................................................24
   11.3. General Provisions......................................................................................25

SECTION 12. MISCELLANEOUS........................................................................................27

   12.1. Agreement to Indemnify..................................................................................27
   12.2. Brokerage Commissions...................................................................................27
   12.3. Publicity...............................................................................................28
   12.4. Notices.................................................................................................28
   12.5. Waivers, Etc............................................................................................29
   12.6. Assignment; Successors and Assigns......................................................................30
   12.7. Severability............................................................................................30
   12.8. Counterparts, Etc.......................................................................................30
   12.9. Governing Law...........................................................................................31
   12.10. Performance on Business Days...........................................................................31
   12.11. Attorneys' Fees........................................................................................31
   12.12. Section and Other Headings.............................................................................31
   12.13. No Oral Modifications..................................................................................31



Exhibit A                      -     The Properties
Exhibits B-1-10                -     Legal Descriptions
Exhibit C                      -     Form of Lease
Exhibit D                      -     Exceptions to Seller Representations
                                     and Warranties
Exhibit E                      -     Schedule of Agreements
Exhibit F                      -     Form of Redemption and
                                     Registration Rights Agreement

                                     (iii)

                           PURCHASE AND SALE AGREEMENT

         THIS PURCHASE AND SALE AGREEMENT is made as of the 22nd day of September, 1997, between PRIME HOSPITALITY CORP., a Delaware corporation ("Seller"), as seller, and Equity Inns Partnership, L.P., a Tennessee limited partnership ("Purchaser"), as purchaser.

                                   WITNESSETH:

         WHEREAS, Seller is the owner and holder of the Properties; and

         WHEREAS, Purchaser desires to purchase the Properties, as more fully set forth below; and

         WHEREAS, Seller is willing to sell the Properties to Purchaser, subject to and upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:

         SECTION 1. DEFINITIONS.

         Capitalized terms used in this Agreement shall have the meanings set forth below or in the Section of this Agreement referred to below:

         1.1. Affiliate: The term "Affiliate" of an entity shall mean (a) an entity that, directly or indirectly, controls or is controlled by or is under common control with such entity, (b) any other entity that owns, beneficially, directly or indirectly, more than fifty percent (50%) of the outstanding capital stock, shares or equity interests of such entity, or (c) any officer, director, employee, partner or trustee of such entity or any person or entity controlling, controlled by or under common control with such entity (excluding trustees and entities serving in similar capacities who are not otherwise an Affiliate of such entities).

         1.2. "Agreement" shall mean this Purchase and Sale Agreement, together with Exhibits A through F attached hereto, as it and they may be amended from time to time as herein provided.

         1.3. "Allocable Purchase Price" shall mean, with respect to any of the Properties, the applicable amount set forth on Exhibit A hereto, it being agreed that, prior to the expiration of the Review Period, Seller and Purchaser shall, on request of the other party, use good faith efforts to agree to a reasonable reallocation of such specified amounts.

         1.4. "Assets" shall mean, with respect to any Hotel, collectively, all of the Real Property, the FF&E, the Contracts, the Documents, the Improvements and the Intangible Property owned by Seller in connection with or relating to such Hotel.

         1.5. "Business Day" shall mean any day other than a Saturday, Sunday or any other day on which banking institutions in the State of New York are authorized by law or executive action to close.

         1.6. "Closing" shall have the meaning given such term in Section 3.1.

         1.7. "Closing Date" shall have the meaning given such term in Section 3.1.

         1.8. "Code" shall mean the Internal Revenue Code of 1986, as amended, and the treasury regulations promulgated thereunder.

         1.9. "Contracts" shall mean, with respect to any Property, all service contracts, equipment leases, booking agreements and other arrangements or agreements to which Seller is a party affecting the ownership, repair, maintenance, management, leasing or operation of such Property, to the extent Seller's interest therein is assignable or transferable.

         1.10. "Counter-Offer" shall have the meaning given such term in Section 11.1.

         1.11. "Defective Property" shall mean any Property which (i) has been condemned in whole or in part, or (ii) by reason of damage by fire, vandalism, acts of God or other casualty or cause, has suffered damage such that expenditures equal to or greater than $500,000 (as such cost is determined by an architect or engineer selected by Seller and reasonably satisfactory to Purchaser) shall be required in order to restore such Property into substantially the same condition as existing prior to such damage.

         1.12. "Deposit" shall have the meaning given such term in Section 2.2.

         1.13. "Documents" shall mean, with respect to any Property, all books, records and files relating to the leasing, maintenance, management or operation of such Property.

         1.14. "Encumbrance" shall have the meaning given such term in Section 11.3.

         1.15. "Escrow Agent" shall mean the Title Company.

         1.16. "Escrow Agreement" shall mean the escrow agreement to be entered into among Purchaser, Seller and Escrow Agent simultaneously herewith.

         1.17. "FF&E " shall mean, with respect to any Property, all appliances, machinery, devices, fixtures, appurtenances, equipment, furniture, furnishings and articles of tangible personal property of every kind and nature whatsoever owned by Seller and located in or at, or used exclusively in connection with the ownership, operation or maintenance of such Property.

         1.18. "First Offer Hotels" shall have the meaning given such term in
Section 11.1.

         1.19. "First Offer Response Period" shall have the meaning given such term in Section 11.1.

         1.20. "Hotel" shall mean each hotel located at the properties identified on Exhibit A, the legal descriptions of which are set forth on Exhibits B-1 through B-10.

         1.21. "Improvements" shall mean, with respect to any Property, all buildings, fixtures, walls, fences, landscaping and other structures and improvements situated on, affixed or appurtenant to the Real Property with respect to such Property.

         1.22. "Intangible Property" shall mean, with respect to any Property, all transferable or assignable permits, certificates of occupancy, operating permits, sign permits, development rights and approvals, certificates, licenses, warranties and guarantees, the Contracts, telephone exchange numbers identified with such Property held by Seller and all other transferable intangible property, miscellaneous rights, benefits and privileges of any kind or character with respect to such Property held by Seller, except (a) to the extent held by or transferred to the Tenant under the Lease and (b) for all trademarks, trade names, copyrights, patents or technical processes, including, without limitation, any "AmeriSuites" brand name, logos and designs, owned or used by Seller with respect to such Property.

         1.23. "Inventory " shall mean all inventory located at the Hotels, including, without limitation, all mattresses, pillows, bed linens, towels, powder goods, soaps, cleaning supplies and such other supplies, together with any food inventory such as cereal, breakfast rolls, coffee, which shall be more particularly described in the schedule of Inventory approved by Purchaser and delivered at Closing by Seller, and which shall be at a minimum in amounts sufficient to comply with the requirements of the applicable franchise agreement.

         1.24. "Lease" shall mean, collectively, all of the leases to be entered into between Purchaser, as landlord, and the Tenant, as tenant, with respect to each of the Properties, each substantially in the form attached hereto as Exhibit C.

         1.25. "LP Agreement" shall have the meaning given such term in Section 3.2.

         1.26. "LP Units" shall have the meaning given such term in Section 3.2.

         1.27. "Option Hotels" shall have the meaning given such term in Section 11.2.

         1.28. "Option Response Period" shall have the meaning given such term in Section 11.2.

         1.29. "Notice of Sale" shall have the meaning given such term in
Section 11.2.

         1.30. "Offer Period" shall have the meaning given such term in Section 11.1.

         1.31. "Option Period" shall have the meaning given such term in Section 11.3.

         1.32. "Permitted Encumbrances" shall mean, with respect to any Property, (a) liens for taxes, assessments and governmental charges with respect to such Property not yet due and payable or due and payable but not yet delinquent or as to which adequate reserves are provided therefor; (b) applicable zoning regulations and ordinances provided the same do not prohibit or impair in any material respect the use of such Property as a hotel as currently operated and constructed; (c) such other nonmonetary encumbrances as do not, in Purchaser's reasonable opinion, impair marketability and do not materially interfere with the use of such Property as a functioning hotel as currently operated and constructed; (d) such other nonmonetary encumbrances with respect to such Property which are not objected to by Purchaser in accordance with Sections 2.5 and 2.6; and (e) such exceptions or matters, as the case may be, otherwise accepted by Purchaser pursuant to Sections 2.5 and/or 2.6.

         1.33. "Properties" shall mean all of the Assets relating to the properties identified on Exhibit A, the legal descriptions of which are set forth in Exhibits B-1 through B-10.

         1.34. "Purchase Price" shall have the meaning given such term in
Section 3.2.

         1.35. "Purchaser" shall have the meaning given such term in the preamble to this Agreement.

         1.36. "Real Property" shall mean the real property described in the applicable Exhibit B-1 through B-10, together with all easements, rights of way, privileges, licenses and appurtenances which Seller may now own with respect thereto.

         1.37. "Registration Rights Agreement" shall mean that certain Redemption and Registration Rights Agreement, substantially in the form of Exhibit F, to be entered into by Purchaser, the REIT, the general partner of Purchaser and Seller, as of the Closing Date.

         1.38. "REIT" shall have the meaning given such term in Section 3.2.

         1.39. "Review Period" shall mean the period commencing on the date of this Agreement and expiring at 5 p.m., Eastern Standard Time, on November 7, 1997.

         1.40. "Seller" shall have the meaning given such term in the preamble to this Agreement.

         1.41. "Seller Group shall mean Seller and any Affiliate of Seller that is a parent or direct or indirect wholly-owned subsidiary of Seller.

         1.42. "Seller's knowledge" shall mean the actual knowledge of Joseph Bernadino, John M. Elwood, David Simon and Richard Szymanski.

         1.43. "Surveys" shall have the meaning given such term in Section 2.5.

         1.44. "Tenant" shall mean a direct or indirect wholly-owned subsidiary of Seller to be formed prior to the Closing.

         1.45. "Title Commitments" shall have the meaning given such term in
Section 2.5.

         1.46. "Title Company" shall mean Chicago Title Insurance Company or such other title insurance company or companies as shall have been reasonably approved by Purchaser and Seller.

         SECTION 2. PURCHASE AND SALE; DILIGENCE.

         2.1. Purchase and Sale. In consideration of the mutual covenants herein contained, Purchaser hereby agrees to purchase from Seller, and Seller hereby agrees to sell to Purchaser, all of Seller's right, title and interest in and to the Properties for the Purchase Price, subject to and in accordance with the terms and conditions of this Agreement.

         2.2. Deposit. Purchaser shall deposit the sum of $4,000,000 (the "Deposit") with the Escrow Agent, which amount shall be payable as follows: (i) $250,000 within three Business Days after execution and delivery of this Agreement, and (ii) $3,750,000 within three Business Days after expiration of the Review Period. The Deposit shall be held in an interest-bearing account pursuant to the terms of the Escrow Agreement, which agreement shall be duly executed and delivered by the parties hereto simultaneously herewith. If this Agreement shall terminate with respect to all of the Properties pursuant to Section 2.3 or 10.1, the Deposit, together with all interest accrued thereon, shall be returned to Purchaser. If this Agreement shall terminate pursuant to Section 10.2, the Deposit, together with all interest accrued thereon, shall be paid to Seller. If the Closing shall occur, the Deposit shall be credited toward the Purchase Price, pursuant to
Section 3.2, and the interest earned on the Deposit shall be paid to Purchaser.

         2.3. Diligence Inspections. (a) During the Review Period, Seller shall permit Purchaser and its representatives to inspect the Properties and the Improvements (including, without limitation, all roofs, electric, mechanical and structural elements, and HVAC systems therein), to perform due diligence, soil analysis and environmental investigations, to examine the books of account and records of Seller with respect to the Properties, including, without limitation, all leases and agreements affecting the Properties, and make copies thereof, at such reasonable times as Purchaser or its representatives may request by notice to Seller. Seller shall, in connection with Purchaser's due diligence, provide Purchaser with copies, to the extent available, of the form of franchise guidelines and franchise agreement for "AmeriSuites," which form of franchise agreement shall be substantially similar to (i) the form which Tenant shall enter into in connection with the Closing and (ii) (subject to any changes made by franchisor to such form on a non-discriminatory basis) the form to be employed with respect to any First Offer Hotels and Option Hotels. To the extent that, in connection with such investigation, Purchaser, its agents, representatives or contractors, damages or disturbs any of the Real Property or the Improvements located thereon, Purchaser shall return the same to substantially the same condition which existed immediately prior to such damage or disturbance. Neither Purchaser nor any of its agents, representatives or contractors shall have any right whatsoever to alter the condition of the Property or any portion thereof without the prior written consent of Seller. In no event shall any such inspection include any drilling into or under the surface of the Property, soil sampling, water sampling or similar activities commonly known as a "Phase II environmental study" without the prior written consent of Seller (but shall include such inspections customarily performed during a "Phase I environmental study"). In the event that the transactions contemplated by this Agreement are not closed and consummated for any reason, Purchaser shall, on request by Seller, deliver to Seller all tests, reports and inspections of the Property made and conducted by Purchaser or for its benefit or any other documents or information (including title commitments, UCC financing statement search reports, title documents, surveys, zoning reports, environmental audits, structural engineering reports, appraisals and the like), which Purchaser has received pursuant to this Agreement; provided, however, that Seller shall reimburse Purchaser's out-of-pocket expenses for any of the foregoing materials (other than materials delivered by Seller or its agents or representatives to Purchaser) which it requests that Purchaser so deliver. Purchaser shall indemnify, defend and hold harmless Seller from and against any and all expense, loss or damage which Seller may incur as a result of any act or omission of Purchaser or its representatives, agents or contractors in connection with such examinations and inspections, other than to the extent that any expense, loss or damage arises from any gross negligence or willful misconduct of Seller. The provisions of this Section 2.3 shall survive the termination of this Agreement and the Closing.

         (b) If Purchaser notifies Seller in writing prior to the expiration of the Review Period that Purchaser elects to terminate this Agreement (for any reason or for no reason in the sole discretion of Purchaser), then this Agreement shall automatically terminate, the Deposit (and all interest thereon) shall be returned to Purchaser, and, upon return of the Deposit (and all interest thereon), Purchaser and Seller shall have no further rights, liabilities or obligations hereunder (except those that expressly survive a termination of this Agreement).

         2.4 Casualty; Condemnation.(b)If, prior to the Closing, (i) any Property suffers a casualty or partial condemnation which would cause such Property to become a Defective Property and (ii) such Property is not, prior to the Closing, restored to a condition substantially the same as the condition thereof immediately prior to such casualty or condemnation, either Purchaser or Seller may, on notice to the other given prior to the Closing Date, terminate this Agreement with respect to such Defective Property, in which event Purchaser shall acquire all of the Properties other than such Defective Property, and the Purchase Price shall be reduced by the Allocable Purchase Price of such Defective Property. Promptly upon learning of the same, Seller covenants and agrees to provide Purchaser with prompt written notice of any casualty or condemnation affecting any Property.

         (b) If, prior to the Closing, any Property shall be condemned in its entirety, this Agreement shall automatically terminate with respect to such Defective Property, in which event Purchaser shall acquire all of the Properties other than such Defective Property, and the Purchase Price shall be reduced by the Allocable Purchase Price of such Defective Property.

         (c) If neither Purchaser nor Seller shall elect to terminate this Agreement with respect to a Defective Property pursuant to Paragraph (a) of this
Section 2.4, Seller agrees (i) in the case of a casualty loss, to assign to Purchaser at Closing its rights to any insurance proceeds with respect to such loss, pay over to Purchaser any such proceeds already received and give Purchaser a credit against the Purchase Price in the amount of any deductible or uninsured loss, or (ii) in the case of a condemnation, to assign to Purchaser at Closing its rights to any compensation in connection with such condemnation and pay over to

Purchaser any such compensation already received, and, in either such event, Purchaser shall acquire such Defective Property as provided herein.

         (d) If any Property shall suffer a casualty loss which shall not render the Property a Defective Property, Seller shall assign to Purchaser at Closing its rights to any insurance proceeds with respect to such loss, pay over to Purchaser any such proceeds already received and give Purchaser a credit against the Purchase Price in the amount of any deductible or uninsured loss, and Purchaser shall acquire such Property as provided herein.

         2.5. Title Matters. Prior to the date of this Agreement, Purchaser has ordered from the Title Company and directed the Title Company promptly to deliver to Purchaser a preliminary title commitment, having an effective date after the date of this Agreement, for an ALTA (or such other form reasonably approved by Purchaser) owner's policy of title insurance with respect to each of the Properties, together with complete and legible copies of all instruments and documents referred to as exceptions to title (collectively, the "Title Commitments").

        As soon as reasonably practicable, but in no event later than the expiration of the Review Period, Purchaser shall give Seller notice of any title exceptions (other than Permitted Encumbrances) which adversely affect the present use or operation of any Property in any material respect and as to which Purchaser reasonably objects. If, for any reason, Seller is unable or unwilling to take such actions as may be required to cause such exceptions to be removed from the Title Commitments (provided, however, that (i) if such exceptions to title consist of mortgages, deeds of trust, mechanics' liens, tax liens, other liens or charges which are capable of computation as a fixed sum, Seller shall pay and discharge such exceptions at or prior to Closing from the cash proceeds of sale, or otherwise, or, with respect to tax liens, contest such liens in accordance with the provisions of the Lease, and (ii) if such exceptions to title may be removed at a cost to Seller of not more than $25,000 in the aggregate with respect to any single Property, and such removal may be reasonably effectuated by Seller no later than the Closing Date, Seller shall cause such exceptions to be removed), Seller shall give Purchaser notice thereof; it being understood and agreed that, provided that Purchaser shall have timely given notice of such objection to title, the failure of Seller to give such notice as to its inability or unwillingness to cause the removal of any exceptions shall be deemed an election by Seller to remedy such matters. If Seller shall be unable or unwilling to remove any such title defects to which Purchaser has reasonably objected, Purchaser may elect (i) to terminate this Agreement with respect to the affected Property, in which event, the Purchase Price shall be reduced by the Allocable Purchase Price of the affected Properties and this Agreement shall be of no further force and effect with respect to the affected

Properties or (ii) to consummate the transactions contemplated hereby, notwithstanding such title defect, without any abatement or reduction in the Purchase Price on account thereof. Purchaser shall make any such election by written notice to Seller given on or prior to the fifth Business Day after Seller's notice of its unwillingness or inability to cure such defect, and time shall be of the essence with respect to the giving of such notice by Purchaser. Failure of Purchaser to give such notice shall be deemed an election by Purchaser to proceed in accordance with clause (ii) above, and such exception shall be a Permitted Encumbrance.

         2.6. Survey Matters. Purchaser shall, promptly upon the execution hereof, arrange for the preparation of a survey with respect to each of the Properties (the "Surveys") by a licensed surveyor in the jurisdiction in which each such Property is located, which (i) contains an accurate legal description of the applicable Property, (ii) shows the location, dimension and description (including applicable recording information) of all utilities, easements, encroachments and other physical matters affecting such Property, the number of striped parking spaces located thereon and all applicable building set-back lines, (iii) states whether the applicable Property is located within a 100-year flood plain and (iv) is certified to Purchaser and the Title Company and such other persons as shall have been requested by Purchaser or Seller.

         As soon as reasonably practicable, but in no event later than the expiration of the Review Period, Purchaser shall give Seller notice of any matters shown thereon (other than Permitted Encumbrances) which adversely affect any such Property in any material respect and as to which Purchaser reasonably objects. If, for any reason, Seller is unwilling or unable to take such actions as may be required to remedy the objectionable matters, Seller shall give Purchaser prompt notice thereof. If Seller shall be unwilling or unable to remove any such survey defect to which Purchaser has reasonably objected, Purchaser may elect (i) to terminate this Agreement with respect to the affected Property, in which event, the Purchase Price shall be reduced by the Allocable Purchase Price of the affected Properties and this Agreement shall terminate and be of no further force or effect with respect to the affected Properties or (ii) to consummate the transactions contemplated hereby, notwithstanding such defect, without any abatement or reduction in the Purchase Price on account thereof. Purchaser shall make any such election by written notice to Seller given on or prior to the fifth Business Day after Seller's notice of its inability to cure such defect and time shall be of the essence with respect to the giving of such notice by Purchaser. Failure of Purchaser to give such notice shall be deemed an election by Purchaser to proceed in accordance with clause (ii) above and such matter shall be a Permitted Encumbrance.

         2.7. Tax Free Exchange. (a) Notwithstanding anything to the contrary set forth herein, Seller may take such steps as shall be necessary to qualify the sale of the Properties or any of them under Section 1031 of the Code, including the use and assignment of this Agreement to a "qualified intermediary" within the meaning of Treas. Regs. Section 1.1031(k)-1(g)(4), or the use of any other multiparty arrangement described in Treas. Regs. Section 1.1031(k)-1(g). Purchaser shall use commercially reasonable efforts to cooperate (which cooperation shall be at Seller's expense) in so structuring a Section 1031 exchange, if so desired by Seller, provided that such structuring shall not materially adversely affect Purchaser's rights hereunder.

         (b) Purchaser shall not be required to incur additional liability by reason of the provisions of this Section 2.7 (unless Seller shall first agree to indemnify Purchaser with respect thereto).

         (c) To effectuate the purposes of this Section 2.7, Purchaser hereby agrees, on the request of Seller, to enter into two separate purchase and sale agreements, each in the same form, mutatis mutandis, as this Agreement, which agreements shall amend and restate this Agreement so as to convey all of the Properties to be included in a Section 1031 exchange in one such agreement, and all of the other Properties in the other such agreement, which latter agreement shall include, as a portion of the purchase price thereunder, all of the LP Units.

         (d) Purchaser and its agents and attorneys do not guarantee any specific tax treatment by reason of the provisions of this Section 2.7.

         2.8. Allocations; Radius Restrictions. Seller and Purchaser shall, during the Review Period, use good faith efforts to agree (i) to a reasonable allocation of the Purchase Price between the real property and personal property included in the Properties and (ii) to radius distances for non-compete restrictions with respect to each of the Properties, as set forth in Section 7.2(f) of the Lease.

         SECTION 3. CLOSING; PURCHASE PRICE.

         3.1. Closing. The purchase and sale of the Properties shall be consummated at a closing (the "Closing") to be held at the offices of Hunton & Williams, 200 Park Avenue, 43rd Floor, New York, New York 10166-0136, or at such other location as Seller and Purchaser may agree, at 10:00 a.m. local time, on December 22, 1997 (the "Closing Date").

         3.2. Purchase Price. (a) At the Closing, Purchaser shall pay to Seller for the Properties a purchase price (the "Purchase Price") in the amount of Eighty-Six Million Three Hundred Ten Thousand Nine Hundred Thirty-Six ($86,310,936)

Dollars (subject to customary prorations and adjustments), except that Purchaser shall receive a credit against the Purchase Price in the amount of the Deposit.

         (b) The Purchase Price shall be payable by wire transfer of immediately available funds on the Closing Date to an account or accounts to be designated by Seller prior to the Closing, subject to the terms of paragraph (c) of this
Section 3.2.

         (c) Purchaser shall pay to Seller a portion of the Purchase Price equal to $8,600,000 in the form of units of limited partnership interest in Purchaser (the "LP Units"). The cash equivalent of an LP Unit, for which Purchaser shall receive a credit against the Purchase Price, shall be equal to the average of the last reported sale prices of the common stock of Equity Inns, Inc. (the "REIT"), the sole shareholder of the general partner of the Purchaser, as reported on the New York Stock Exchange on the ten (10) Business Days immediately preceding the date hereof. Seller may not distribute or otherwise assign, transfer or convey any LP Unit to any person or entity except in accordance with the terms of that certain Third Amended and Restated Agreement of Limited Partnership of Equity Inns Partnership, L.P., dated as of June 25, 1997 (the "LP Agreement"), without the prior written consent of the general partner of Purchaser. Any purported attempt to transfer, assign or convey the LP Units, other than in accordance with the preceding sentence, shall be null and void and of no effect. To effectuate this section, Seller and any proposed transferee of the LP Units will execute and deliver to Purchaser (i) promptly upon request by Purchaser, such investor response forms contained with any private placement memorandum delivered to Seller on behalf of Purchaser, (ii) at the closing of such proposed transfer, an executed counterpart of the LP Agreement and Registration Rights Agreement and (iii) any other document reasonably requested by Purchaser in connection therewith. Notwithstanding the foregoing, Seller shall have the right to redeem the LP Units for common stock of the REIT and to sell or otherwise transfer such common stock in accordance with the terms of the LP Agreement and the Registration Rights Agreement. Any purported attempt to sell, transfer, assign or convey such common stock other than in accordance with the preceding shall be null and void and of no effect.

         (d) Seller shall have the right, at any time and in its sole discretion, to allocate the portion of the Purchase Price which is to be paid in LP Units among the Allocable Purchase Prices with respect to any of the Properties. Notwithstanding the foregoing, in the event that, prior to the Closing, this Agreement shall be terminated with respect to a Defective Property pursuant to Section 2.4, if Seller shall elect to allocate any of the LP Units to such Defective Property, Purchaser shall have the right to terminate this Agreement, in which event the Deposit (and all interest thereon) shall be returned to Purchaser, and, upon return of the Deposit (and all interest thereon), Purchaser and Seller shall have no further rights, liabilities or obligations hereunder (except those that expressly survive a termination of this Agreement).

         (e) Without limiting the fiduciary duties of the general partner of Purchaser to the limited partners of Purchaser pursuant to the LP Agreement and under applicable law, the general partner of Purchaser shall not, without the prior written consent of Seller, permit any amendment to the LP Agreement set forth in Sections 11(a) through (d) thereof that would discriminate against Seller relative to the rights of the other holders of LP Units.

         (f) The provisions of Sections 3.2(c) and (e) shall survive the Closing.

         SECTION 4. CONDITIONS TO PURCHASER'S OBLIGATION TO CLOSE.

         The obligation of Purchaser to acquire the Properties on the Closing Date shall be subject to the satisfaction of the following conditions precedent on and as of the Closing Date, which Seller covenants to use commercially reasonable efforts to fulfill:

         4.1. Closing Documents. Seller shall have delivered to Purchaser:

         (a) Good and sufficient special warranty deeds, with legal descriptions based on the deeds by which Seller received title to the Properties, and quitclaim deeds with legal descriptions based on the Surveys, if the Surveys indicate any differing legal descriptions, all in forms as shall be customary in the various jurisdictions in which the Properties are located, with respect to all of the Properties, in proper statutory form for recording, duly executed and acknowledged by Seller, conveying fee simple title to the applicable Properties, free from all liens and encumbrances other than the Permitted Encumbrances;

         (b) A bill of sale and assignment agreement, in form and substance reasonably satisfactory to Seller and Purchaser, duly executed and acknowledged by Seller, with respect to all of Seller's right, title and interest in, to and under the FF&E, the Documents and the Intangible Property with respect to the Properties;

         (c) A bill of sale and assignment agreement, in form and substance reasonably satisfactory to Seller, Purchaser and Tenant, duly executed and acknowledged by Seller, to Tenant, with respect to all of Seller's right, title and interest in, to and under the Inventory and the Contracts, with respect to the Properties;

         (d) Duly executed and acknowledged memoranda of lease, setting forth the material terms of each Lease, in form and substance reasonably satisfactory to Seller and Purchaser;

         (e) Duly executed transfer tax forms, as required by applicable law;

         (f) Duly executed environmental disclosure forms, as and to the extent required by applicable law;

         (g) To the extent the same are in Seller's possession, original, fully executed copies of all Contracts pertaining to the Properties;

         (h) A duly executed copy of the Lease and all other documents and sums required to be delivered by Seller and/or the Tenant pursuant thereto;

         (i) A duly executed copy of the franchise agreement between the Tenant and the franchisor with respect to each of the Properties;

         (j) A duly executed copy of the Registration Rights Agreement;

         (k) Certified copies of all charter documents, applicable corporate resolutions and certificates of incumbency with respect to Seller and the Tenant;

         (l) an affidavit of Seller in accordance with Section 1445 of the Code and such documentation as shall be required to comply with the reporting requirements of Section 1099-S of the Code; and

         (m) Such other conveyance documents, certificates, deeds, and other instruments as may be required by this Agreement or as Purchaser or the Title Company may reasonably require to effectuate the transactions contemplated hereunder.

         4.2. Condition of Properties. (a) All of the Properties and all Improvements located thereon shall, except as otherwise provided in Section 2.3, be in substantially the same physical condition as on the date of this Agreement, ordinary wear and tear excepted;

         (b) No material default or event which with the giving of notice and/or lapse of time could constitute a material default shall have occurred and be continuing under any material agreement benefiting or affecting the Properties in any material respect;

         (c) No action shall be pending or threatened for the condemnation or taking by power of eminent domain of all or any material portion of the Properties which would render any Property a Defective Property; and

         (d) All material licenses, permits and other authorizations necessary for the current use, occupancy and operation of the Properties shall be in full force and effect in all material respects.

         4.3. Title Policies. The Title Company shall be prepared, subject only to payment of the applicable premium, endorsement and related fees and delivery of all conveyance documents in recordable form, to issue title insurance policies to Purchaser, in accordance with Section 2.5, together with such affirmative coverages as Purchaser may reasonably require and shall have been determined by the Title Company as available prior to the expiration of the Review Period.

         4.4. Opinions of Counsel. Purchaser shall have received a written opinion from counsel to Seller, in form and substance reasonably satisfactory to Purchaser and Seller's counsel, regarding the organization and authority of Seller and Tenant.

         4.5. No PIP Requirement at Closing. There shall be no PIP requirement imposed by the franchisor in connection with the Closing.

         4.6. Representations. All representations and warranties made herein by Seller shall be true and correct in all material respects.

         SECTION 5. CONDITIONS TO SELLER'S OBLIGATION TO CLOSE.

        The obligation of Seller to convey the Properties on the Closing Date to Purchaser is subject to the satisfaction of the following conditions precedent on and as of the Closing Date, which Purchaser covenants to use commercially reasonable efforts to fulfill:

         5.1. Purchase Price. Purchaser shall deliver to Seller the Purchase Price, pursuant to Section 3.1.

         5.2. Closing Documents. Purchaser shall have delivered to Seller:

         (a) Duly executed and acknowledged counterparts of the documents described in Section 4.1 (including, without limitation, the Registration Rights Agreement executed by Purchaser, the REIT and the general partner of Purchaser), where applicable;

         (b) Certified copies of all charter documents, partnership agreements, applicable resolutions and certificates of incumbency with respect to Purchaser and its general partner; and

         (c) Duly executed certificates of limited partnership representing the LP Units.

         5.3. Opinion of Counsel. Seller shall have received a written opinion from counsel to Purchaser, in form and substance reasonably satisfactory to Seller and Purchaser's counsel, regarding the organization and authority of Purchaser and the REIT.

         5.4. Representations. All representations and warranties made herein by Purchaser shall be true and correct in all material respects.

         5.5. Amendment to LP Agreement. Purchaser shall have caused Exhibit A of the LP Agreement to be amended so as to add Seller as a limited partner listed thereon.


         SECTION 6. REPRESENTATIONS AND WARRANTIES OF SELLER.

         To induce Purchaser to enter into this Agreement, Seller represents and warrants to Purchaser as follows:

         6.1. Status and Authority of Seller. Seller is a corporation duly organized, validly existing and in corporate good standing under the laws of its state of incorporation, and has all requisite power and authority under the laws of such state and its respective charter documents to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. Seller has duly qualified to transact business in each jurisdiction in which the nature of the business conducted by it requires such qualification, except where failure to do so could not reasonably be expected to have a material adverse effect.

         6.2. Action of Seller . Seller has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and upon the execution and delivery of any document to be delivered by Seller or Tenant on or prior to the Closing Date, such document shall constitute the valid and binding obligation and agreement of Seller or Tenant, as the case may be, enforceable against Seller or Tenant in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.

         6.3. No Violations of Agreements. Neither the execution, delivery or performance of this Agreement by Seller or of the Lease by Tenant, nor compliance with the terms and provisions hereof or thereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any Property pursuant to the terms of any indenture, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which Seller or Tenant is bound, except pursuant to the Lease or this Agreement.

         6.4. Litigation. Neither Seller nor Tenant has received any written notice of and, to Seller's knowledge, no action or proceeding is pending or threatened and no investigation looking toward such an action or proceeding has begun, which (a) questions the validity of this Agreement or the Lease or any action taken or to be taken pursuant hereto, (b) will result in any material adverse change in the business, operation, affairs or condition of the Properties, taken as a whole, (c) will result in or subject the Properties to a material liability, or (d) involves condemnation or eminent domain proceedings against any part of the Properties, which would render such Property a Defective Property.

         6.5. Existing Leases, Agreements, Etc. Other than any agreements provided to Purchaser prior to the execution of this Agreement and listed on the schedule attached hereto as Exhibit E, there are no other material agreements affecting the Properties which will be binding on Purchaser subsequent to the Closing Date, which Purchaser cannot terminate.

         6.6. Utilities, Etc. To Seller's knowledge, all utilities and services necessary for the use and operation of the Properties (including, without limitation, road access, gas, water, electricity and telephone) are available thereto, are of sufficient capacity to meet adequately all needs and requirements necessary for the current use and operation of the Properties and for their respective intended purposes. To Seller's knowledge, no fact, condition or proceeding exists which would result in the termination or material impairment of the furnishing of such utilities to the Properties.

         6.7. Compliance with Law. To Seller's knowledge, except as set forth on Exhibit D attached hereto, (i) the Properties and the current use and operation thereof do not violate any material federal, state, municipal and other governmental statutes, ordinances, by-laws, rules, regulations or any other legal requirements, including, without limitation, those relating to construction, occupancy, zoning, subdivision, land use, adequacy of parking, environmental protection, occupational health and safety and fire safety applicable thereto; and (ii) there are presently in effect all material licenses, permits and other authorizations necessary for the current use, occupancy and operation thereof (including liquor license, if required). Except as disclosed to Purchaser, Seller has not received written notice of any threatened request, application, proceeding, plan, study or effort which would materially adversely affect the current use or zoning of any of the Properties or which would materially adversely modify or realign any adjacent street or highway.

         6.8. Taxes. To Seller's knowledge, other than the amounts disclosed by tax bills (copies of which have been delivered by Seller to Purchaser prior to the execution of this Agreement), no taxes or special assessments of any kind (special, bond or otherwise) are or have been levied with respect to any of the Properties, or any portion thereof, which are outstanding or unpaid, other than amounts not yet due and payable or, if due and payable, not yet delinquent.

         6.9. Not A Foreign Person. Seller is not a "foreign person" within the meaning of Section 1445 of the Code.

         6.10. Hazardous Substances. Except as set forth on Exhibit D attached hereto or as described in any environmental report delivered to Purchaser (including, without limitation, the environmental site assessments set forth on Exhibit D), to Seller's knowledge, Seller has not stored or disposed of (or engaged in the business of storing or disposing of) or has released or caused the release of any hazardous waste, contaminants, oil, radioactive or other material on any of the Properties, or any portion thereof, the removal of which is required or the maintenance of which is prohibited or penalized by any applicable Federal, state or local statutes, laws, ordinances, rules or regulations, and, to Seller's knowledge, except as set forth on Exhibit D attached hereto or as described in any environmental report delivered to Purchaser (including, without limitation, the environmental site assessments set forth on Exhibit D), the Properties are free from any such hazardous waste, contaminants, oil, radioactive and other materials, except any such materials maintained in the ordinary course of a hotel business in accordance with applicable law.

         6.11. Insurance. Seller has not received any written notice from any insurance carrier of defects or inadequacies in the Properties which, if uncorrected, would result in a termination of insurance coverage or a material increase in the premiums charged therefor.

         6.12. Ownership. All Assets, Contracts, FF&E, Intangible Property and Real Property are owned by Seller and are assignable and transferable without the consent of any third party (or, if any such consent is required, such consent shall be obtained no later than the Closing), and there are no capital leases, except as set forth on Exhibit E.

         The representations and warranties made in this Agreement by Seller shall be deemed remade by Seller as of the Closing Date with the same force and effect as if made on, and as of, such date.

         Except as otherwise expressly provided in this Agreement or any documents to be delivered to Purchaser at the Closing, Seller disclaims the making of any representations or warranties, express or implied, regarding the Properties or matters affecting the Properties, whether made by Seller, on Seller's behalf or otherwise, including, without limitation, the physical condition of the Properties, title to or the boundaries of the Real Property, pest control matters, soil conditions, the presence, existence or absence of hazardous wastes, toxic substances or other environmental matters, compliance with building, health, safety, land use and zoning laws, regulations and orders, structural and other engineering characteristics, traffic patterns, market data, economic conditions or projections, and any other information pertaining to the Properties or the market and physical environments in which they are located. Without negating the covenants, representations and warranties of Seller under this Agreement, Purchaser acknowledges (i) that Purchaser has entered into this Agreement with the intention of making and relying upon its own investigation or that of third parties with respect to the physical, environmental, economic and legal condition of each Property and (ii) that Purchaser is not relying upon any statements, representations or warranties of any kind, other than those specifically set forth in this Agreement or in any document to be delivered to Purchaser at the Closing made by Seller. Without negating the covenants, representations and warranties of Seller under this Agreement, Purchaser further acknowledges that it has not received from or on behalf of Seller any accounting, tax, legal, architectural, engineering, property management or other advice with respect to this transaction and is relying solely upon the advice of third party accounting, tax, legal, architectural, engineering, property management and other advisors. Subject to the provisions of this Agreement, Purchaser shall purchase the Properties in their "as is" condition on the Closing Date.



         SECTION 7. REPRESENTATIONS AND WARRANTIES OF PURCHASER.

         To induce Seller to enter into this Agreement, Purchaser represents and warrants to Seller as follows:

         7.1. Status and Authority of Purchaser. Purchaser is a Tennessee limited partnership duly organized, validly existing and in trust good standing under the laws of the State of Tennessee, and, prior to the expiration of the Review Period, will have all requisite power and authority under the laws of such state and under its charter documents to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. Purchaser has duly qualified and is in good standing as a foreign limited partnership in each jurisdiction in which the nature of the business conducted by it requires such qualification.

         7.2. Action of Purchaser. Prior to the expiration of Review Period, Purchaser will take all necessary action to authorize the execution, delivery and performance of this Agreement and the Lease, and upon the execution and delivery of any document to be delivered by Purchaser on or prior to the Closing Date such document shall constitute the valid and binding obligation and agreement of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.

         7.3. No Violations of Agreements. Neither the execution, delivery or performance of this Agreement nor the Lease by Purchaser, nor compliance with the terms and provisions hereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any property or assets of Purchaser pursuant to the terms of any indenture, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which Purchaser is bound.

         7.4. Litigation. No investigation, action or proceeding is pending and, to Purchaser's knowledge, no action or proceeding is threatened and no investigation looking toward such an action or proceeding has begun, which questions the validity of this Agreement or any action taken or to be taken pursuant hereto.

         7.5. No Conflicts. Neither the issuance, sale and delivery by Purchaser of the LP Units, the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby by Purchaser, nor the redemption of LP Units for Redemption Shares (as defined in the LP Agreement) by Seller will conflict with or result in a material breach or violation of, or constitute a default under the charter, bylaws, certificate of limited partnership or LP Agreement, as the case may be, of the REIT or Purchaser; any indenture, mortgage, deed of trust, loan agreement, note, lease or other agreement or instrument to which the REIT or Purchaser is a party or to which they, either of them, any of their respective properties or other assets is subject; or any applicable material statute, judgment, decree, order, rule or regulation of any court or governmental agency or body applicable to the REIT or Purchaser.

         7.6. REIT Status . The REIT is a "qualified real estate investment trust" as defined in Section 856 of the Code.

         7.7. REIT Filings. The private placement memorandum delivered by Purchaser to Seller on September 18, 1997 with respect to the REIT does not include, as of such date, any untrue statement of a material fact or omit to state any material fact required to be stated or necessary to make the statements made, in light of the circumstances under which they were made, not misleading.

         The representations and warranties made in this Agreement by Purchaser shall be deemed remade by Purchaser as of the Closing

Date with the same force and effect as if made on, and as of, such date.

         SECTION 8. COVENANTS OF SELLER AND PURCHASER.

         8.1. Covenants of Seller. Seller hereby covenants with Purchaser between the date of this Agreement and the Closing Date as follows:

                  (a) Upon learning of any material change in any condition with respect to any of the Properties or of any event or circumstance which makes any representation or warranty of Seller to Purchaser under this Agreement untrue or misleading in any material respect, promptly to notify Purchaser thereof (Purchaser agreeing, on learning of any such fact or condition, promptly to notify Seller thereof).

                  (b) To continue or cause to continue to operate each of the Properties as an "AmeriSuites" hotel, in a good and businesslike fashion consistent with its past practices and to cause each of the Properties to be maintained in good working order and condition in a manner consistent with its past practice.

                  (c) To provide to Purchaser, promptly upon reasonable request, such unaudited financial and other information and certifications of Seller with respect to the Properties as Purchaser may from time to time reasonably request in order to comply with any applicable securities laws and/or any rules, regulations or requirements of the Securities and Exchange Commission and, if required or requested, to permit Purchaser to incorporate by reference any information included in filings made by Seller with the Securities and Exchange Commission.

         (d) To deliver to Purchaser the items set forth in Section 4.1 and
Section 4.4.

         8.2. Covenants of Purchaser. Purchaser hereby covenants with Seller on and as of the Closing Date as follows:

                  (a)  To deliver to Seller the items set forth in Section 5.2.


         SECTION 9. CLOSING COSTS.

         9.1. Closing Costs. Each of the parties hereto shall pay its own expenses in connection with this Agreement and the transactions contemplated hereby, including, without limitation, any legal and accounting fees, the costs and expenses of preparing engineering and environment reports, market studies and appraisals, the cost of the Surveys, Title Commitments, zoning reports, UCC financing statement search reports, environmental audits, zoning reports, structural engineering reports, appraisals and the like, whether or not the transactions contemplated hereby are consummated (but subject, however, to the provisions of Section 2.3, with respect to items which Purchaser delivers to Seller at Seller's request). Seller and Purchaser shall each pay 50% of all state and local sales, transfer, excise, value-added or other similar taxes, and all recording and filing fees that may be imposed by reason of the sale, transfer, assignment, delivery and leasing (other than any tax imposed in connection with the recording of a memorandum of lease, which amounts shall be paid pursuant to the terms of the applicable Lease) of the Properties.

         SECTION 10. DEFAULT.

         10.1. Default by Seller. If Seller shall have made any representation or warranty herein which shall be untrue or misleading in any material respect, or if Seller shall fail to perform any of the material covenants and agreements contained herein to be performed by Seller and such failure continues for a period of ten (10) days after notice thereof from Purchaser, Purchaser may, (i) sue for specific performance and damages, (ii) sue for damages without specific performance (with or without terminating this Agreement and receiving a refund of the Deposit, and all interest thereon) or (iii) exercise any other right or remedy at law or in equity; provided, however, that Purchaser shall in no event be entitled to monetary damages in excess of $4,000,000.

         10.2. Default by Purchaser. If Purchaser shall have made any representation or warranty herein which shall be untrue or misleading in any material respect, or if Purchaser shall fail to perform any of the covenants and agreements contained herein to be performed by it and such failure shall continue for a period of ten (10) days after notice thereof from Seller, Seller may, as its sole and exclusive remedy at law and in equity, terminate this Agreement. In the event that Seller shall so terminate this Agreement, the Deposit, together with all interest accrued thereon, shall be retained by Seller, as liquidated damages and not as a penalty, whereupon Purchaser shall, except as expressly provided herein, have no further monetary or nonmonetary obligations hereunder, other than with respect to obligations which expressly survive the termination hereof (which obligations shall not include the obligation to purchase the Properties hereunder).

         SECTION 11. RIGHT OF FIRST OFFER; COMMITMENT TO SELL.

         11.1. Right of First Offer.

         (a) If, during the Option Period, any member of the Seller Group desires to sell any five (5) or more "AmeriSuites" hotels as a group (such group of hotels being hereinafter collectively referred to as the "First Offer Hotels"), then before offering the First Offer Hotels for sale to third parties, Seller shall

(i) deliver to Purchaser a notice (an "Offer") setting forth the price and all material terms and conditions upon which Seller would be willing to sell the First Offer Hotels, and (ii) shall provide copies of, or reasonable access to, all due diligence materials with respect to the First Offer Hotels in Seller's possession or control (including occupancy, ADR and Rev PAR information, financial statements, title policies, title documents, surveys, environmental audits, zoning reports, income and expense statements, appraisals, operating agreements, engineering reports, PIPs, Star reports, budgets, litigation reports and similar materials). Within 30 days following receipt of the Offer (such 30-day period, the "First Offer Response Period"), Purchaser shall by notice to Seller either (i) accept the Offer, (ii) deliver to Seller a counter-offer (a "Counter-Offer") setting forth a price and all of the material terms and conditions upon which Purchaser would be willing to purchase the First Offer Hotels, or (iii) elect not to accept the Offer or deliver a Counter-Offer. If Purchaser shall fail to deliver notice of its election pursuant to the foregoing sentence during the First Offer Response Period, Purchaser shall be deemed conclusively to have elected not to accept the Offer or deliver a Counter-Offer.

         (b) In the event that Purchaser delivers a Counter-Offer, within 10 days thereafter Seller may elect to accept the Counter-Offer by delivering notice to Purchaser of such election.

         (c) In the event that Purchaser does not elect to accept Seller's Offer or deliver a Counter-Offer, Seller shall be free to offer to sell the First Offer Hotels during the Offer Period to any and all third parties upon substantially the same terms and conditions as set forth in the Offer, but at a price not less than an amount equal to 95% of the purchase price set forth in the Offer. In the event that Purchaser delivers a Counter-Offer and Seller does not accept such Counter-Offer, Seller shall be free to offer to sell the First Offer Hotels during the Offer Period to any and all third parties upon substantially the same terms and conditions as set forth in the Offer, but at a price not less than an amount equal to 100% of the purchase price set forth in the Offer. The "Offer Period" shall mean the period of six months following the earlier of the date of delivery to Seller of a Counter-Offer or, if none shall be delivered, the expiration of the First Offer Response Period.

         (d) In the event that Purchaser accepts the Offer within the First Offer Response Period, or in the event that Seller accepts Purchaser's Counter-Offer within the 10-day period referred to in paragraph (a) of this
Section 11.1, then Purchaser and Seller shall, within 10 days of Purchaser's acceptance of the Offer or Seller's acceptance of the Counter-Offer, as the case may be, execute and deliver to each other a contract of sale relating to the First Offer Hotels, which contract of sale shall, to the extent consistent with the terms and conditions as set forth in the Offer or the Counter-Offer, as the case may be, incorporate the terms of this Agreement, but which shall be modified as necessary to reflect the price and such terms and conditions set forth in the Offer or the Counter-Offer. Upon execution of a contract of sale pursuant to the immediately foregoing sentence, Purchaser shall, simultaneously therewith, pay the "Deposit" amount required thereunder, which amount shall be held in escrow pursuant to the terms thereof. Seller shall sell and Purchaser shall purchase (and, where applicable, Purchaser shall lease to Seller) the First Offer Hotels in accordance with said contract of sale.

         (e) If Purchaser and Seller shall be unable to agree on the terms of a contract of sale pursuant to, and within the time periods set forth in, paragraph (d) of this Section 11.1, the parties shall submit such issue to binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association or any successor organization thereto.

         (f) In the event that a sale of First Offer Hotels is consummated with a third party, provided that Seller shall have complied with the requirements hereof, then this Agreement automatically shall terminate and be of no further force or effect simultaneously therewith with respect to such First Offer Hotels.

         (g) Purchaser's rights hereunder shall not apply to any foreclosure sale of any First Offer Hotels, and upon the completion of any such foreclosure sale, this Agreement automatically shall terminate and be of no further force or effect simultaneously therewith with respect to such First Offer Hotels, unless the purchaser at such foreclosure sale is an Affiliate of Seller. No further instrument or confirmation shall be required with respect to such termination.

         (h) Purchaser's rights hereunder shall not apply (i) to any transfer of Seller's hotel properties, by operation of law, deed or otherwise, to any parent, affiliate or wholly-owned subsidiary of Seller or to any entity which is a successor to Seller by way of merger, consolidation or corporate reorganization or by the purchase of substantially all of the assets, partnership interests or shares of stock of Seller, but the obligations of this
Section 11 shall apply to any successor and Seller shall cause such successor to assume such obligations.

         (i) Seller shall be obligated to offer no more than twenty (20) First Offer Hotels to Purchaser during each year of the Option Period; provided, however, that any First Offer Hotels with respect to which Seller shall have failed to enter into a sales contract (with a Person (as defined in the Lease) other than Purchaser) during each such year shall not count toward the aforementioned twenty-hotel minimum.

         (j) Seller agrees that it shall not deliberately and in bad faith structure sales so as to avoid the requirements of this

Section 11.1 by selling five or more hotels to the same purchaser in any one-year period in quantities of fewer than five hotels per transaction.

         11.2. Commitment to Sell.

         (a) During each successive 12-month period during the Option Period, Seller shall offer to sell to Purchaser not fewer than five (5) "AmeriSuites" hotels, or such lesser number of "AmeriSuites" hotels as shall then be owned by Seller (any such hotel or hotels being hereinafter collectively referred to as the "Option Hotels"), by issuance of a notice of sale to Purchaser (the "Notice of Sale"), pursuant to the terms of this Section 11.2. In connection with the issuance of a Notice of Sale, Seller shall provide copies of, or reasonable access to, all due diligence materials with respect to the First Offer Hotels in Seller's possession or control (including occupancy, ADR and Rev PAR information, financial statements, title policies, title documents, surveys, environmental audits, zoning reports, income and expense statements, appraisals, operating agreements, engineering reports, PIPs, Star reports, budgets, litigation reports and similar materials).

         (b) The Notice of Sale shall set forth the proposed purchase price and such other reasonable material terms and conditions upon which Seller would be willing to sell the Option Hotels. Within 30 days following receipt of the Notice of Sale (such 30-day period, the "Option Response Period"), Purchaser shall by notice to Seller either (i) agree to purchase the Option Hotels pursuant to the terms set forth in the Notice of Sale, or (ii) elect not to purchase the Option Hotels. If Purchaser shall fail to deliver notice of its election pursuant to the foregoing sentence during the Option Response Period, Purchaser shall be deemed conclusively to have elected not to purchase the Option Hotels.

         (c) In the event that Purchaser elects to purchase the Option Hotels pursuant to the foregoing paragraph (b) of this Section 11.2, then Purchaser and Seller shall, within 10 days of Purchaser's election, execute and deliver to each other a contract of sale relating to the Option Hotels, which contract of sale shall, to the extent consistent with the terms and conditions as set forth in the Notice of Sale, incorporate the terms of this Agreement, but which shall be modified as necessary to reflect the price and such terms and conditions set forth in the Notice of Sale. Upon execution of a contract of sale pursuant to the immediately foregoing sentence, Purchaser shall, simultaneously therewith, pay the "Deposit" amount required thereunder, which amount shall be held in escrow pursuant to the terms thereof. Seller shall sell and Purchaser shall purchase (and, where applicable, Purchaser shall lease to Seller) the Option Hotels in accordance with said contract of sale.

         (d) Seller and Purchaser shall use reasonable, good faith efforts to agree upon the terms of the contract of sale pursuant to the foregoing paragraph
(c) of this Section 11.2. If Seller and Purchaser shall be unable to agree on the terms thereof within 10 days after Purchaser's election to purchase, Seller's offer and Purchaser's acceptance shall be deemed revoked and terminated, and Seller shall be deemed to have satisfied its obligations hereunder with respect to such Option Hotels.

         11.3. General Provisions.

         (a) Time shall be of the essence as to all periods set forth in this
Section 11.

         (b) Any First Offer Hotels offered pursuant to the provisions of
Section 11.1 shall also be deemed Option Hotels for the purpose of satisfying Seller's obligation to offer hotel properties to Purchaser pursuant to Section 11.2.

         (c) Notwithstanding anything to the contrary contained herein, Purchaser's right of first offer and Seller's commitment to sell, as set forth in Section 11.1(a) and 11.1(b) hereof, shall only apply during the period commencing on the Closing Date and terminating on the date immediately preceding the third anniversary thereof (the "Option Period"), and Seller shall have no obligation to deliver Purchaser an Offer with respect to any hotels other than during such Option Period, unless Seller has failed to offer Purchaser an aggregate of 15 Option Hotels, in which event such period shall be extended until Seller fulfills such requirement (which extension shall not negate any other rights and remedies which Purchaser may have).

         (d) None of the rights created or granted pursuant to this Section 11 shall constitute a lien on any property, and all such rights are, and will at all times be, subject and subordinate to the lien of all mortgages and other financing arrangements, except where a member of the Seller Group is the lender/creditor (including, without limitation, any deed to secure debt, deed of trust, collateral assignment, or other similar instrument creating a lien or other encumbrance as security (an "Encumbrance")) which may now or hereafter encumber or affect Seller's interest in any hotels which it now or hereafter owns, or any portion thereof, and to all advances, increases, renewals, modifications, consolidations, extensions, participations and replacements thereof, irrespective of the time of recording or the priority of the lien of such mortgage or other Encumbrance, all without the necessity of any further instrument of subordination.

         (e) If Purchaser shall at any time breach its agreement to purchase any First Offer Hotel or Option Hotel or materially default under any contract of sale entered into with respect thereto (subject to any applicable notice and cure period), Purchaser shall thenceforward have no further rights to purchase hotel properties pursuant to Sections 11.1 or 11.2, and Seller shall have no further obligations under said Sections. The foregoing provision shall be in addition to any and all other remedies, including liquidated damages provisions, that Seller may have under said contracts of sale; provided, however, that Seller shall have no further remedies, other than as set forth in this Paragraph
(e), with respect to such breach or default.

         (f) Where any offer to sell First Offer Hotels pursuant to Section 11.1 or Option Hotels pursuant to Section 11.2 includes, as a term thereof, the right of Seller to lease back the applicable hotel property from Purchaser, references to the sale thereof in this Section 11 shall be deemed also to include such an agreement to lease. Unless expressly required in the applicable Offer or Notice of Sale, Purchaser shall not be obligated to lease back any First Offer Hotel or Option Hotel purchased by Purchaser to Seller, Tenant or any other member of the Seller Group. Where a First Offer Hotel or Option Hotel purchased by Purchaser is not leased back to Seller or such leaseback or a Lease expires or is terminated, then, so long as Purchaser, an Affiliate of Purchaser or their purchaser is the owner of such hotel, Seller shall not unreasonably withhold, delay or condition the issuance of an "AmeriSuites" franchise agreement from Purchaser, Purchaser's tenant or other operator upon such franchise terms granted Tenant with respect to the Hotels.

         (g) Neither party hereto shall record this Agreement or any memorandum thereof without the written consent of the other party.

         (h) The obligations of Seller under this Section 11 shall apply to any "AmeriSuites" hotels which any member of the Seller Group owns or which any member has the right to sell, and Seller shall cause such members of the Seller Group desiring to sell any "AmeriSuites" or similar hotel to comply with this
Section 11 on the same terms as Seller. Reference to "sell" in this Section 11 shall refer to sale of fee simple title, ground lease, joint venture or similar arrangements.

         (i) Use of the form of this Agreement in preparing any agreement of purchase and sale for a First Offer Hotel or Option Hotel shall include, without limitation, the terms regarding (i) the Review Period, (ii) a two-tiered Deposit in the maximum amount of 4.7% of the purchase price as liquidated damages and
(iii) (if applicable) the same form of Lease (excluding economic and other material terms contained in the applicable Offer or Notice of Sale); provided, however, that use of the form of this Agreement shall not include (x) the provisions of Section 3.2 hereof with respect to the payment of a portion of the purchase price with LP Units (unless expressly agreed by the parties thereto) or
(y) the provisions of Section 11 hereof.

         (j) Notwithstanding anything to the contrary contained herein, Seller shall in no event have any obligation to purchase additional "AmeriSuites" hotels in order to comply with the requirements to offer hotels to Purchaser pursuant to the provisions of this Section 11.

         (k) The provisions of this Section 11 shall survive the Closing.


         SECTION 12. MISCELLANEOUS.

         12.1. Agreement to Indemnify. (a) Subject to any express provisions of this Agreement to the contrary, Seller shall indemnify and hold harmless Purchaser from and against any and all obligations, claims, losses, damages, liabilities, and expenses (including, without limitation, reasonable attorneys' and accountants' fees and disbursements) arising out of (x) any damage to property of others or injury to or death of any person or any claims for any debts or obligations occurring on or about or in connection with any Property or any portion thereof at any time or times prior to the Closing, (y) any liabilities for taxes due from Seller which shall have accrued prior to the Closing in connection with any Property and (z) any failure by Seller to comply with applicable "bulk sale" laws.

         (b) Whenever either party shall learn through the filing of a claim or the commencement of a proceeding or otherwise of the existence of any liability for which the other party is or may be responsible under this Agreement, the party learning of such liability shall notify the other party promptly and furnish such copies of documents (and make originals thereof available) and such other information as such party may have that may be used or useful in the defense of such claims and shall afford said other party full opportunity to defend the same in the name of such party and shall generally cooperate with said other party in the defense of any such claim.

         (c) The provisions of this Section 12.1 shall survive the Closing and the termination of this Agreement.

         12.2. Brokerage Commissions. Each of the parties hereto represents to the other parties that it dealt with no broker, finder or like agent in connection with this Agreement or the transactions contemplated hereby, other than Merrill Lynch & Co. Seller shall be solely responsible for and shall indemnify and hold harmless Purchaser and its respective legal representatives, heirs, successors and assigns from and against any loss, liability or expense, including, reasonable attorneys' fees, arising out of any claim or claims for commissions or other compensation for bringing about this Agreement or the transactions contemplated hereby made by Merrill Lynch & Co. or any other broker, finder or like agent other than such loss, liability or expense resulting from Purchaser's breach of its representations made in this Section 12.2. The provisions of this Section 12.2 shall survive the Closing and any termination of this Agreement.

         12.3. Publicity. The parties agree that no party shall, with respect to this Agreement and the transactions contemplated hereby, contact or conduct negotiations with public officials, make any public pronouncements, issue press releases or otherwise furnish information regarding this Agreement or the transactions contemplated to any third party without the consent of the other parties, which consent shall not be unreasonably withheld, delayed or conditioned, except to consultants, advisors, investors, lenders, underwriters and other parties reasonably necessary to consummate the transactions required hereby and as required by law or contractual obligations of such parties to third parties. No party, or its employees shall trade in the securities of any parent or affiliate of Seller or of Purchaser until a public announcement of the transactions contemplated by this Agreement has been made. No party shall record this Agreement or any notice thereof.

         12.4. Notices. (a) Any and all notices, demands, consents, approvals, offers, elections and other communications required or permitted under this Agreement shall be deemed adequately given if in writing and the same shall be delivered either in hand, by telecopier with written acknowledgment of receipt, or by mail or Federal Express or similar expedited commercial carrier, addressed to the recipient of the notice, postpaid and registered or certified with return receipt requested (if by mail), or with all freight charges prepaid (if by Federal Express or similar carrier).

         (b) All notices required or permitted to be sent hereunder shall be deemed to have been given for all purposes of this Agreement upon the date of acknowledged receipt, in the case of a notice by telecopier, and, in all other cases, upon the date of receipt or refusal, except that whenever under this Agreement a notice is either received on a day which is not a Business Day or is required to be delivered on or before a specific day which is not a Business Day, the day of receipt or required delivery shall automatically be extended to the next Business Day.

         (c) All such notices shall be addressed,

         if to Seller to:

                     Prime Hospitality Corp.
                     700 Route 46 East
                     Fairfield, New Jersey  07707-2700
                     Attn:  Mr. David Simon
                     [Telecopier No. (201) 882-8577]
                     and

                     Prime Hospitality Corp.
                     700 Route 46 East
                     Fairfield, New Jersey  07707-2700
                     Attn:  General Counsel
                     [Telecopier No. (201) 882-8577]


         with a copy to:

                     Willkie Farr & Gallagher
                     One Citicorp Center
                     153 East 53rd Street
                     New York, New York  10022-4677
                     Attn:  Eugene A. Pinover, Esq.
                     [Telecopier No. (212) 821-8111]

         if to Purchaser, to:

                     Equity Inns Partnership, L.P.
                     4735 Spottswood, Suite 102
                     Memphis, Tennessee  38117
                     Attn:  Mr. Phillip H. McNeill, Sr.
                     [Telecopier No. (901) 761-1485]

         with a copy to:

                     Hunton & Williams
                     1751 Pinnacle Drive, Suite 1700
                     McLean, VA  22102
                     Attn: Gerald R. Best, Esq.
                     [Telecopier No. (703) 714-7410]

         (d) By notice given as herein provided, the parties hereto and their respective successors and assigns shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses effective upon receipt by the other parties of such notice and each shall have the right to specify as its address any other address within the United States of America.

         12.5. Waivers, Etc. Any waiver of any term or condition of this Agreement, or of the breach of any covenant, representation or warranty contained herein, in any one instance, shall not operate as or be deemed to be or construed as a further or continuing waiver of any other breach of such term, condition, covenant, representation or warranty or any other term, condition, covenant, representation or warranty, nor shall any failure at any time or times to enforce or require performance of any provision hereof operate as a waiver of or affect in any manner such party's right at a later time to enforce or require performance of such provision or any other provision hereof.

This Agreement may not be amended, nor shall any waiver, change, modification, consent or discharge be effected, except by an instrument in writing executed by or on behalf of the party against whom enforcement of any amendment, waiver, change, modification, consent or discharge is sought.

         12.6. Assignment; Successors and Assigns. This Agreement and all rights and obligations hereunder shall not be assignable by any party without the written consent of the other parties, except that, after the Closing, (i) Seller may assign its surviving rights, if any, under this Agreement to Tenant or an Affiliate of Seller, and (ii) Purchaser may assign its right to purchase a First Offer Hotel or an Option Hotel to one or more Affiliates of Purchaser, and Purchaser may assign its rights and obligations hereunder to an Affiliate of Purchaser, provided that Purchaser remain liable for its obligations hereunder. The provisions of this Agreement shall not merge with delivery of the deeds and shall survive Closing. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. This Agreement is not intended and shall not be construed to create any rights in or to be enforceable in any part by any other persons.

         12.7. Severability. If any provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflict of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case.

         12.8. Counterparts, Etc. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and shall supersede and take the place of any other instruments purporting to be an agreement of the parties hereto relating to the subject matter hereof.

         12.9. Governing Law. This Agreement shall be interpreted, construed, applied and enforced in accordance with the laws of the State of New York applicable to contracts between residents of the State of New York which are to be performed entirely within the State of New York, regardless of (i) where this Agreement is executed or delivered; or (ii) where any payment or other performance required by this Agreement is made or required to be made; or (iii) where any breach of any provision of this Agreement occurs, or any cause of action otherwise accrues; or (iv) where any action or other proceeding is instituted or pending; or (v) the nationality, citizenship, domicile, principal place of business, or jurisdiction of organization or domestication of any party; or (vi) whether the laws of the forum jurisdiction otherwise would apply the laws of a jurisdiction other than the State of New York; or (vii) any combination of the foregoing.

         To the maximum extent permitted by applicable law, any action to enforce, arising out of, or relating in any way to, any of the provisions of this Agreement may be brought and prosecuted in such court or courts located in the State of New York as is provided by law; and the parties consent to the jurisdiction of said court or courts located in the State of New York and to service of process by registered mail, return receipt requested, or by any other manner provided by law.

         12.10. Performance on Business Days. In the event the date on which performance or payment of any obligation of a party required hereunder is other than a Business Day, the time for payment or performance shall automatically be extended to the first Business Day following such date.

         12.11. Attorneys' Fees. If any lawsuit or arbitration or other legal proceeding arises in connection with the interpretation or enforcement of this Agreement, the prevailing party therein shall be entitled to receive from the other party the prevailing party's costs and expenses, including reasonable attorneys' fees incurred in connection therewith, in preparation therefor and on appeal therefrom, which amounts shall be included in any judgment therein.

         12.12. Section and Other Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         12.13. No Oral Modifications. This Agreement may not be amended, nor shall any waiver, change, modification, consent or discharge be effected, except by an instrument in writing executed by or on behalf of the party against whom enforcement of any amendment, waiver, change, modification, consent or discharge is sought.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as a sealed instrument as of the date first above written.


                                       SELLER:

                                       PRIME HOSPITALITY CORP.


                                       By:_____________________________________
                                          Its:_________________________________


                                       PURCHASER:


                                       EQUITY INNS PARTNERSHIP, L.P.

                                       By:  Equity Inns Trust,
                                            its general partner


                                            By:________________________________
                                               Its:____________________________




The undersigned hereby acknowledges its agreement to the provisions of Section 3.2(e) hereof.

EQUITY INNS TRUST


By:____________________
   Its:________________

                                    EXHIBIT A

                                 THE PROPERTIES



Location                       Allocable Purchase Price
--------                       ------------------------
1.   Cincinnati, OH/                $ 7,780,391
     Blue Ash

2.   Columbus, OH                   $ 8,532,055

3.   Flagstaff, AZ                  $ 5,286,945

4.   Cincinnati, OH/                $ 6,985,218
     Forest Park

5.   Greensboro, NC                 $10,863,464

6.   Indianapolis, IN/              $ 7,337,955
     Keystone

7.   Jacksonville, FL               $ 6,519,073

8.   Overland Park, KS              $ 9,230,436

9.   Richmond, VA/                  $12,332,445
     Innsbrook

10.  Tampa, FL                      $11,442,955

                            EXHIBIT B-1 THROUGH B-10

                        LEGAL DESCRIPTIONS OF PROPERTIES

                                    EXHIBIT C

                                  FORM OF LEASE

                                    EXHIBIT D

               EXCEPTIONS TO SELLER REPRESENTATIONS AND WARRANTIES

                                    EXHIBIT E

                             SCHEDULE OF AGREEMENTS

                                    EXHIBIT F

                  REDEMPTION AND REGISTRATION RIGHTS AGREEMENT